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EXHIBIT 10.1

EXCLUSIVE ENDORSEMENT AGREEMENT

        This Exclusive Endorsement Agreement (this "Agreement") is made effective as of September 1, 2002, by and between Ultimate Electronics, Inc., a Delaware corporation (the "Company"), and David J. Workman ("Workman"), for the promotional services of Workman as specified below.

A.    TERM

        The initial term of this Agreement shall be from the date of this Agreement through January 31, 2003, unless terminated earlier pursuant to this Agreement (the "Initial Term"). This Agreement shall renew automatically for a period of one year on February 1, 2003 and on each subsequent anniversary date thereof, subject to the termination provisions hereof. The Initial Term and each subsequent renewal of this Agreement are collectively referred to as the "Term."

B.    TERRITORY

        The territory covered by this Agreement shall be the entire United States of America (the "Territory").

C.    GRANT OF RIGHTS

        Workman hereby grants to the Company during the Term and in the Territory:

        1.    The exclusive right and license to use his name, nicknames, initials, autograph, voice, image, likeness, photograph, signature, biographical information, behind the scenes activities and performances as well as other identifying attributes ("Endorsement"), in connection with the development, creation, distribution and display of advertising and promotional literature, audio, video, electronic and other material in any form or medium now known or hereafter developed (the "Materials") for the sale of consumer electronics equipment and all related goods and services and any other purpose related to the business of the Company, including, but not limited to, the following (whether or not ever released or used by the Company):

          a)    Print advertisements such as newspaper inserts and run-of-press advertisements, materials distributed through the Company's direct mail campaign, press releases to promote the Company for the use in any reasonable manner for public relations purposes, the Company's in-store point-of-purchase materials, the Company's Internet communications, internal Company communications and various promotions and contests.

          b)    Radio advertisements (including each take of such advertisement); and

          c)    Television advertisements (including each take of such advertisement).

        2.    Upon request, Workman shall have the right to approve the use of his Endorsement in connection with the Materials, provided Workman's approval shall not be unreasonably withheld or delayed. Rights of approval on revisions are limited to the revisions based on comments already made. If no response is received within forty-eight (48) hours of Workman's receipt of Materials, the submitted materials shall be deemed approved. Subject to Workman's approval rights, the Company shall retain creative control in all matters. Workman may not disapprove any Materials because his Endorsement is more or less prominent than any other likeness or image in the materials.

        3.    Upon receipt of at least five (5) days notice from the Company, Workman shall make himself available for photographs, voice recordation, and/or filming for use in connection with the Materials. Should Workman make himself available despite the Company's failure to meet its notice obligations under this paragraph, Workman waives his right to object to the notice.

D.    CONSIDERATION

        In consideration of the services and rights granted by Workman to the Company under this Agreement, the Company agrees to pay Workman as follows:

        1.    If (i) the Company, in its sole discretion, has determined that the television usage was successful from a marketing and sales perspective and (ii) neither the Company nor Workman has exercised its or his right to terminate this Agreement at any time prior to the expiration of the Initial Term, then the Company will Pay Workman (x) a fee of $25,000 for the Initial Term within 10 business days following the Initial Term and (y) a fee of $50,000 for each subsequent annual term, which amount shall be payable in four (4) quarterly installments of $12,500 within 10 business days following the end of each quarter.

        2.    If the Company, in its sole discretion, has determined that the television usage was not successful from a marketing and sales perspective or has determined for whatever reason not to continue with television advertisements but to continue using the Endorsement for print advertisements or radio advertisements, the Company will pay Workman either (i) a fee to do print advertisements of $10,000 for each subsequent annual term, which amount shall be payable in four (4) quarterly installments of $2,500 within 10 business days following the end of each quarter or (ii) a fee to do print and radio advertisements of $20,000 for each subsequent annual term, which amount shall be payable in four (4) quarterly installments of $5,000 within 10 business days following the end of each quarter.

        3.    The Company shall be responsible for the payment of all out-of-pocket expenses incurred by Workman in connection with photo or recording sessions and any public appearances, any management or agent fees or commissions and all other fees incurred by Workman as a result of this Agreement. All payments made under subparagraphs D.1 and D.2 above will be treated as compensation subject to all applicable withholdings and deductions.

E.    EXCLUSIVITY

        Workman agrees that during the Term and for five (5) years after the termination or expiration of the Agreement, he will not represent or perform representative, spokesperson or endorser services for, nor allow the use of his Endorsement in connection with, any other commercial or retail establishment in the Territory. Endorsement of any consumer electronic products or related goods or services without the express written consent of the Company shall constitute a material breach of this Agreement.

F.    PERFORMANCE STANDARDS

        Workman shall use reasonable efforts to conduct himself during the Term in a way that would not damage, embarrass or have a prejudicial or negative effect on the value of the Endorsement of the Company if made public. Workman warrants that he shall render the services required under this Agreement in a competent and professional manner to the best of his abilities and shall comply with all of the direction of the Company and/or the direction of its advertising agency in connection with the performance of the services required under this Agreement. Workman warrants that he shall report promptly for the advertising production session and generally conduct himself at all times in accordance with the highest standards of conduct and behavior, consistent with his responsibilities as a spokesman of the Company.

G.    TERMINATION

        1.    The Agreement shall automatically terminate upon Workman's death or any physical or mental incapacitation that substantially impairs Workman's ability to perform under this Agreement.

        2.    The Company shall have the right to immediately terminate this Agreement upon written notice to Workman in the event of the termination of Workman's employment with the Company, whether voluntary or involuntary.

        3.    Either party may terminate this Agreement upon sixty (60) days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the sixty (60) day period, the breaching party fails to cure such breach.

        4.    The Company shall have the right to terminate this Agreement at any time for any reason or no reason upon sixty (60) days' written notice to Workman, such termination to become effective at the conclusion of such sixty (60)-day period; provided, that, if the Company terminates this Agreement pursuant to this Section G.4 at any time prior to the payment for the Initial Term, the Company will pay Workman a termination fee of $1,000.

        5.    The Company's obligation to compensate Workman shall cease upon the effective date of any termination, and Workman shall receive compensation for the portion of the quarter during which this Agreement is terminated, pro-rated through the effective date of termination.

H.    OWNERSHIP OF INTELLECTUAL PROPERTY

        1.    The parties agree that the Materials, including all copyrights, trademarks, trade dress and other intellectual property rights embodied therein, shall belong exclusively to the Company in perpetuity and such ownership shall survive the expiration or termination of this Agreement for any reason. The Company has all right, title and interest to the Materials, including but not limited to the exclusive rights to register, license, assign, sublicense, reproduce, modify, manipulate, promote, expose, exploit and otherwise use the Materials in any commercial manner now known or hereafter discovered, regardless of whether such rights are exercised during or after the Term of this Agreement and notwithstanding expiration or termination of this Agreement for any reason. To the extent any right, including copyrights, in the Materials or any portion thereof shall vest in Workman, Workman shall assign and hereby does assign to the Company all rights, title and interest, including copyrights and moral rights, in and to such Materials or portion thereof. In addition, Workman grants to the Company a non-revocable, perpetual, and royalty-free right and license to continually use, copy, distribute, display, and perform publicly all Endorsements that are incorporated into Materials prior to the expiration or termination of this Agreement, so long as such Endorsements are used exclusively in connection with such Materials, and modifications and derivative works of such Materials. This paragraph shall survive the termination of this Agreement.

        2.    Workman agrees to cooperate fully and in good faith with the Company for the purpose of securing and preserving the Company's rights in and to the Materials. At the Company's expense and request, the Company and Workman shall take such steps, as the Company deems necessary for any registration or any litigation or other proceeding, to protect the Company's rights in the Materials.

I.    SERVICE UNIQUE AND INJUNCTIVE RELIEF

        The services to be performed by Workman pursuant to this Agreement are of a unique character, giving them a peculiar value the loss of which cannot be reasonably or adequately compensated by damages in an action at law. In the event of a material breach by Workman, the Company may seek in addition to other remedies, and Workman agrees to be bound by, equitable relief whether by injunction or otherwise.

J.    WARRANTIES AND INDEMNITIES

        1.    Workman represents and warrants that he has the full right, power, capacity and authority to enter into and fully perform this Agreement with the Company and carry out each and all of the terms and conditions of this Agreement, that there is no contract or understanding with any other person or entity that would interfere with Workman's performance of his obligations required under this Agreement, that he is not presently a member of any actor's union or guild including but not limited to the Screen Actors Guild or the American Federation of Television and Radio Artists and that the consent of no other person or entity is necessary for Workman to enter into this Agreement.

        2.    Except to the extent that subparagraph J.3 below applies, Workman agrees to protect, indemnify and hold harmless the Company, its affiliates, subsidiaries and franchises, and their respective officers, directors, and agents and employees from and against any and all expenses, damages, claims, suits, actions, judgments and costs, including reasonable attorneys' fees, arising out of any breach by Workman of his obligations under this Agreement or any action of proceeding by any third party based upon: (i) any breach by Workman of any representation, warranty or agreement made in this Agreement; (ii) any materials supplied by Workman in connection with the services provided by Workman; or (iii) any act or omission of Workman. Workman's liability under this subparagraph J.2 shall be limited to the amount of compensation received by Workman during the 12 calendar months preceding the receipt by Workman of a claim for indemnification from the Company.

        3.    Except to the extent that subparagraph J.2 above applies, the Company agrees to protect, indemnify and hold harmless Workman, his agents and representatives, from and against any and all expenses, damages, claims, suits, actions, judgments and costs, including reasonable attorneys' fees, arising out of any breach by the Company of its obligations under this Agreement or any action or proceeding by any third party based upon: (i) any breach by the Company of any representations, warranty or agreement made in this Agreement; (ii) any materials supplied by the Company in connection with the services provided by Workman; or (iv) any action or omission of the Company.

K.    GENERAL

        1.    Ownership.    Workman agrees and acknowledges that any premiums and any commercials or other Materials produced under this Agreement are, shall be and will remain the absolute property of the Company, its successors, assigns and licensees. Workman shall not have any rights thereto and hereby assigns all worldwide right, title and interest (including copyright) and all renewals thereof, to the Company.

        2.    Editing.    Workman agrees that the Company shall have the full and complete right to use, dub, distribute, reproduce, edit, delete, add to, lift from, combine and/or exhibit Workman's Endorsement and performance under this Agreement in any manner at its discretion.

        3.    No Duty.    The Company shall have no duty to broadcast commercials made by Workman or use any premiums or other materials produced under this Agreement, or otherwise exercise any of the rights granted in this Agreement. The Company's sole obligation is to make the payment specified in this Agreement as applicable.

        4.    Assignment.    Workman agrees that this is a personal services agreement requiring Workman's particular skills and talents and that this Agreement may not be assigned by Workman nor may any of Workman's obligations under this Agreement be delegated, without the specific written authorization of the Company. Any such attempt by Workman to assign this Agreement shall be null and void and be a cause for the Company to terminate this Agreement. The Company may assign this Agreement.

        5.    No Construction as Employment Agreement.    This Agreement is not an employment agreement, and nothing contained in this Agreement shall be construed as guaranteeing Workman any right to be employed by the Company or any of its subsidiaries for any specific duration or under any particular terms or conditions other than those provided herein.

        6.    Force Majeure.    If for any reason, such as strikes, boycotts, war, Acts of God, riots, delays of commercial carriers, restraints of public authority, or for any other similar reason, beyond the control of the parties, the Company shall be unable to exercise its rights under this Agreement, the Company shall, upon written notice to Workman, have the right to extend the Term for an equivalent period to the force majeure event without any additional compensation to Workman. The end date of the Term shall be adjusted to match such extension period and all premiums or other materials produced under this Agreement may be telecast, broadcast or otherwise used throughout the extension period.

        7.    Governing Law.    The validity, performance, construction and effect of this agreement shall be governed by the laws of the State of Colorado, without regard to conflict of laws provisions. Any claim arising under this Agreement shall be brought in the county or district courts for the City and County of Denver, and Workman consents to the jurisdiction and venue of such courts and to the service of process by mail.

        8.    Notices.    Any notice or demand required to be given will be given in writing and shall be hand delivered, sent by facsimile transmission or mailed by Certified Mail, postage prepaid and return receipt requested, to the address set forth below, or to such other address as the parties may substitute by written notice. Notice shall be deemed received on the date of hand delivery or the date sent by facsimile transmission so long as written documentation verifies such delivery.

        If to the Company:

    Ultimate Electronics, Inc.
    321 W. 84th Avenue, Suite A
    Thornton, CO 80260
    Attn: J. Edward McEntire

        If to Workman:

    Mr. David J. Workman
    2437 E. Wynterbrook Drive
    Highlands Ranch, CO 80126

        9.    Amendment and Termination.    No amendment or modification of this Agreement shall be effective unless it is in writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        10.    Severability.    The provisions of this Agreement shall be severable in the event that any of the of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        11.    Integration and Entire Agreement.    This Agreement sets forth the entire understanding between the parties hereto concerning the subject matter herein and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter herein between the parties hereto.

        12.    Signature.    The Agreement may be executed in two counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may be executed by facsimile signature, which shall constitute an original.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ULTIMATE ELECTRONICS, INC.
	By:	/s/ ALAN E. KESSOCK
	Name:	Alan E. Kessock
	Title:	Senior Vice President—Finance and Administration and Chief Financial Officer
AGREED TO AND ACCEPTED
DAVID J. WORKMAN:
/s/ DAVID J. WORKMAN (signature)

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  EXHIBIT 10.1